TERMINATION AGREEMENT

(Canadian Pebble Acquisition Agreement)

THIS AGREEMENT dated April 29, 2010.

AMONG:

ETERNAL ENERGY CORP., a body corporate having offices in the City of Littleton, in the State of Colorado (“Eternal”)

- and -

FAIRWAY EXPLORATION LLC., a body corporate having offices in the City of Littleton, in the State of Colorado (“Fairway”)

- and -

PROSPECTOR OIL, INC., a body corporate having offices in the City of Billings, in the State of Montana (“Prospector”)

- and -

PEBBLE PETROLEUM INC., a body corporate having offices in the City of Vancouver, in the Province of British Columbia (“Pebble”)

WHEREAS Eternal, Fairway, Prospector and Pebble (as the successor by name change to 0770890 B.C. Ltd.) are parties to the Canadian Pebble Acquisition Agreement;

AND WHEREAS the parties have recently determined that the Canadian Pebble Acquisition Agreement should be terminated as between Eternal and Pebble as to any go-forward rights and obligations thereunder between those parties;

AND WHEREAS it is not the intention of the parties to terminate the Canadian Pebble Acquisition Agreement as to any subsisting rights and obligations thereunder as between Fairway/Prospector and Eternal/Pebble.

NOW THEREFORE in consideration of the premises hereto, the covenants and agreements hereinafter set forth and contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

Each capitalized word or phrase used in this Agreement, including the recitals and this Section, shall have the meaning ascribed thereto below:

(a)	“Agreement” means this agreement and any schedule attached hereto;

(b)	“Canadian Pebble Acquisition Agreement” means that certain Letter Acquisition Agreement dated October 15, 2006 among Eternal, Fairway, Prospector and 0770890 B.C. Ltd. (now known as Pebble);

(c)	“Effective Date” means April 29, 2010; and

(d)	“Prospect” has the meaning ascribed to such term in the Canadian Pebble Acquisition Agreement.

ARTICLE 2
ETERNAL/PEBBLE TERMINATION

2.1	Termination

The Canadian Pebble Acquisition Agreement is terminated solely as between Eternal and Pebble as of the Effective Date as to any go-forward rights and obligations thereunder as between those parties such that, among other things, Eternal shall not be entitled to any royalty interest in respect of any Prospect acreage acquired from and after the Effective Date and any area of mutual provisions contained in the Canadian Pebble Acquisition Agreement shall no longer apply as between Eternal and Pebble.

2.2	Accrued Rights and Obligations

The partial termination of the Canadian Pebble Acquisition Agreement as between Eternal and Pebble as provided above will not affect any rights and obligations as between Eternal and Pebble which were fully accrued as of the Effective Date.

ARTICLE 3
RATIFICATION

3.1	Canadian Pebble Acquisition Agreement

The parties acknowledge and agree that this Agreement is supplementary to and shall form one instrument with the Canadian Pebble Acquisition Agreement, such instrument shall henceforth be read together with this Agreement and have effect so far as practical as though all the relevant provisions hereof and thereof were contained in one instrument and the Canadian Pebble Acquisition Agreement, as amended, modified or supplemented by this Agreement, is in all respects ratified and confirmed and shall continue in full force and effect except as between Eternal and Pebble.

ARTICLE 4
MISCELLANEOUS

4.1	Headings

The headings of clauses herein are inserted for convenience of reference only and shall not affect the construction of the provisions hereof.

4.2	Supercedes Previous Agreements

This Agreement supercedes any other agreements, documents, writings and verbal understandings between the parties relating to the subject matter of this Agreement, and expresses all of the terms and conditions agreed upon by the parties with respect thereto.

4.3	Governing Laws/Courts

(a)
Governing Laws:  This Agreement and the Canadian Pebble Acquisition Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and the laws of Canada applicable therein and shall, in every regard, be treated as contracts made in the Province of British Columbia.  To the extent that the location of the Prospect in the Province of Saskatchewan requires the application of the laws in force in the Province of Saskatchewan, such laws shall be adduced as evidence in the British Columbia courts having jurisdiction in respect of a dispute arising hereunder.

(b)
Courts:  The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of this Agreement.

4.4	Severability

If any covenant or condition contained in this Agreement is determined to be, in whole or in part, invalid or unenforceable by reason of any rule of law or public policy, such invalidity or unenforceability will not affect the validity or enforceability of any other covenant or provision, such partial invalidity or unenforceability shall not affect the validity or enforceability of the remainder of such covenant or provision and such invalid or unenforceable covenant or provision or portion thereof, as the case may be, shall be severable from the remainder of this Agreement.

4.5	Further Assurances

Each party, without further consideration, shall in a timely fashion do or perform or cause to be done or performed all such further and other acts and things, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further and other instruments, deeds and other writings and generally shall take or cause to be taken all such further and other actions as may be reasonably necessary or desirable to carry out its obligations hereunder or to ensure and give full force and effect to the provisions and intent, purpose and meaning of this Agreement.

4.6	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the parties and (as applicable) their respective heirs, executors, administrators, personal representatives, successors, receivers, receiver-managers, trustees and permitted assigns.

4.7	Counterparts and Delivery

This Agreement may be executed in counterparts and delivered by electronic or other means, which shall constitute effective execution and delivery.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

ETERNAL ENERGY CORP.		FAIRWAY EXPLORATION LLC

Per:	/s/ Bradley M. Colby	Per:	/s/ Steve Swanson
	Bradley M. Colby		Steve Swanson
	Chief Executive Officer		Manager

PROSPECTOR OIL, INC.		PEBBLE PETROLEUM INC.

Per:	/s/ Richard L. Findley	Per:	/s/ Gerald J. Shields
	Richard L. Findley		Gerald J. Shields
	President		President

This is the execution page to a Termination Agreement among Eternal Energy Corp., Fairway Exploration LLC, Prospector Oil, Inc. and Pebble Petroleum Inc. respecting the Canadian Pebble Acquisition Agreement.